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                                                               Exhibit (a)(3)


                                NEWS BULLETIN



  [Logo]
                                                    For Further Information:
  2200 West Parkway Boulevard                              RICHARD R. PUTNAM
  Salt Lake City, Utah  84119-2331                        Investor Relations
  www.franklincovey.com                                       (801) 975-1776
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                             FRANKLIN COVEY EXTENDS
                     EXPIRATION DATE FOR OPTION TENDER OFFER

         SALT LAKE CITY, UTAH (NYSE: FC) - April 13, 2000 -- Franklin Covey Co. today announced that it had extended the expiration date of its offer to cancel all outstanding options with an exercise price of $12.25 or more, pursuant to the Offer to Cancel dated March 14, 2000. The offer was to have expired at 5:00 p.m., Salt Lake City time, on Wednesday, April 12, 2000. It will now be extended until 5:00 p.m., Salt Lake City time, on Monday, April 24, 2000.

Should you have any questions, please contact:

Richard Putnam
Director of Investor Relations
Telephone number:  (801) 975-1776

         Franklin Covey is the leading global professional services firm offering learning and performance solutions to assist professionals and organizations to increase their effectiveness in Productivity, Leadership, Communication and Sales. Organizational clients include 80 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of smaller and mid-sized businesses as well as numerous government entities. Organizations and their professionals access Franklin Covey's products and services through professional consulting services, licensed client facilitators, public workshops, catalogs, retail stores and the Internet (franklincovey.com). More than 3,500 Franklin Covey associates provide professional services and products for nearly 18 million individuals through 44 offices in 33 countries in 32 languages. Franklin Covey trains in excess of 750,000 participants annually in training seminars teaching principles to help them achieve "WHAT MATTERS MOST."